Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this statement on Schedule 13D with respect to the common stock of DUSA Pharmaceuticals, Inc. is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 19, 2012

CARACO ACQUISITION CORPORATION

	By:	/s/ Mukul Rathi
	Name:	Mukul Rathi
	Title:	President

SUN PHARMACEUTICAL INDUSTRIES LIMITED

	By:	/s/ Dilip S. Shanghvi
	Name:	Dilip S. Shanghvi
	Title:	Managing Director

SUN PHARMA GLOBAL, INC.

	By:	/s/ Harin Mehta
	Name:	Harin Mehta
	Title:	Managing Director

CARACO PHARMACEUTICAL LABORATORIES, LTD.

	By:	/s/ Mukul Rathi
	Name:	Mukul Rathi
	Title:	Interim Chief Financial Officer

DILIP S. SHANGHVI

/s/ Dilip S. Shanghvi
Dilip S. Shanghvi